UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-A/A
Amendment No.1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	52-2107911
(State of incorporation of organization)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to purchase Series A Participating Cumulative Preferred Stock, Par value $1.00 per share	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐
Securities Act registration statement file number to which this form relates (if applicable):
Not Applicable
Securities registered pursuant to Section 12(g) of the Act:
None.

Item 1.	Description of Registrant's Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Centrus Energy Corp., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on April 7, 2016 (the “Registration Statement”), relating to the Section 382 Rights Agreement dated as April 6, 2016 (the “Rights Agreement”), by and between the Company, Computershare Inc. and Computershare Trust Company, N.A. Such Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following:

On January 4, 2017, the Board of Directors of the Company approved the First Amendment to Section 382 Rights Agreement (the “Amendment”), effective on or about February 14, 2017. The Amendment expressly excludes acquisitions of the series B senior preferred stock, par value $1.00 of the Company from the definition of “Common Shares” in Section 1 of the Rights Agreement. The rest of the Rights Agreement shall remain in full force and effect and unmodified.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 5, 2017, and is incorporated herein by reference.

Item 2.	Exhibits.

1
First Amendment to Section 382 Rights Agreement, dated February 14, 2017 by and between Centrus Energy Corp., Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 5, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Centrus Energy Corp.

Date:	February 14, 2017	By:	/s/ Stephen S. Greene
Stephen S. Greene
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

1
First Amendment to Section 382 Rights Agreement, dated February 14, 2017 by and between Centrus Energy Corp., Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 5, 2017).